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------                                                                                               -------------------------------
FORM 4                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0287
|_| Check this box if                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:   September 30, 1998
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........0.5
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)
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1.Name and Address of Reporting Person*   2.Issuer Name AND Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
  CRANBERG      ALEX          M.            ESENJAY EXPLORATION, INC. (ESNJ)               X  Director          X  10% Owner
-------------------------------------------------------------------------------------     ---                  ---
 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for           Officer (give        Other (Specify
                                            Number of Reporting       Month/Year          ---          title   ---        below)
                                            Person (Voluntary)                                         below)

  511 16TH STREET, SUITE 300                                          APRIL 2000              ---------------------------
------------------------------------------                          ----------------------------------------------------------------
                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original   (Check applicable line)
                                                                      (Month/Year)         X  Form filed by One Reporting Person
  DENVER      COLORADO       80202                                                        ---
------------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                       --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                  ----------------------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Month           (Instr. 4)         (Instr. 4)
                         Day/       Code     V       Amount  (A) or    Price      (Instr. 3 and 4)
                         Year)                               (D)
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Common Stock             4/4/00      P              12,000     A       $1.83/sh         12,000           D
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                                                                                     4,748,156           I               Note 1
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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                       (Print or Type Response)
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FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   Acquired (A) or    Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     Disposed of (D)    (Month/Day/                          Secur-
                           ative         Year)                    (Instr. 3, 4,      Year)                                ity
                           Security                               and 5)                                                  (Instr. 5)
                                                  --------------------------------------------------------------------
                                                                                  Date     Expira-           Amount or
                                        Note 4      Code   V      (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
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Option (See Note 2)      $1.83/share    4/4/00        A          12,000           4/4/00   5/15/08   Common    12,000      Note 3
                                                                                                     Stock
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Option (See Note 2)      $2.10/share    4/4/00        A          12,000           5/15/00  5/15/09   Common    12,000      Note 3
                                                                                                     Stock

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Option (See Note 2)      $2.38/share    4/4/00        A          12,000           5/15/01  5/15/10   Common    12,000      Note 3
                                                                                                     Stock

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
1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Month              Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Option (See Note 2)                                     D
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Option (See Note 2)                                     D
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Option (See Note 2)           36,000                    D
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Explanation of Responses:

      NOTE 1: INCLUDES 4,748,156 SHARES HELD INDIRECTLY BY THE REPORTING PERSON THROUGH ASPECT RESOURCES, LLC AND 54,112 SHARES HELD
BY THE REPORTING PERSON'S SPOUSE. THE REPORTING PERSON IS AN OFFICER, DIRECTOR AND PRINCIPAL SHAREHOLDER OF THE MANAGER OF ASPECT
RESOURCES, LLC. THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES HELD BY ASPECT RESOURCES, LLC, EXCEPT TO THE
EXTENT OF HIS PECUNIARY INTEREST THEREIN.
      NOTE 2: OPTION REPRESENTS A RIGHT TO BUY 12,000 SHARES OF COMMON STOCK
      NOTE 3: OPTION WAS AWARDED AS PART OF DIRECTORS COMPENSATION PACKAGE.
      NOTE 4: TRANSACTION DATES ARE DATES OF ISSUANCE.


** Intentional misstatements or omissions of facts                                   /s/ ALEX CRANBERG                      5-9-00
   constitute Federal Criminal Violations.                                         ------------------------------------   ----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                          *Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


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